Exhibit (j)(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor International Capital Appreciation Fund of our report dated December 3, 1998 on the financial statements and financial highlights in an annual report to shareholders of Fidelity Advisor International Capital Appreciation Fund.

We further consent to the reference to our Firm under the heading
"Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

       /s/PricewaterhouseCoopers LLP
       PricewaterhouseCoopers LLP

Boston, Massachusetts
December 21, 1999